Exhibit 4.2

THE BANK OF NOVA SCOTIA,

Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A.,

U.S. Trustee

and

COMPUTERSHARE TRUST COMPANY OF CANADA,

Canadian Trustee

First Supplemental Indenture

Dated as of October 12, 2017

to

Indenture

Dated as of October 12, 2017

Subordinated Debt Securities

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

4.650% Fixed to Floating Rate Non-Cumulative

Subordinated Additional Tier 1 Capital Notes

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

SECTION 901. APPLICABILITY OF ARTICLE ELEVEN OF THE BASE INDENTURE	20
SECTION 902. OPTIONAL REDEMPTION	20
SECTION 903. REGULATORY REDEMPTION	20
SECTION 904. TAX REDEMPTION	20
SECTION 905. MANDATORY REDEMPTION; OPEN MARKET PURCHASES	20

ARTICLE TEN MISCELLANEOUS PROVISION	21

SECTION 1001. RATIFICATION OF BASE INDENTURE	21
SECTION 1002. TRUSTEE NOT RESPONSIBLE FOR RECITALS	21
SECTION 1003. GOVERNING LAW	21
SECTION 1004. SEPARABILITY CLAUSE	21
SECTION 1005. BENEFITS OF FIRST SUPPLEMENTAL INDENTURE	21
SECTION 1006. CONFLICT WITH BASE INDENTURE	21
SECTION 1007. PROVISIONS OF TRUST INDENTURE LEGISLATION CONTROLLING	21
SECTION 1008. EXECUTION IN COUNTERPARTS	21
SECTION 1009. INDENTURE AND NOTES SOLELY CORPORATE OBLIGATIONS	21
SECTION 1010. WAIVER OF JURY TRIAL	22

FIRST SUPPLEMENTAL INDENTURE, dated as of October 12, 2017, among The Bank of Nova Scotia, a Canadian chartered bank (herein called the “Bank”), having its principal executive offices located at 44 King Street West, Scotia Plaza, Toronto, Ontario, Canada M5H 1H1, Computershare Trust Company, N.A., a trust company organized under the laws of the United States, as United States trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, a trust company duly organized and existing under the laws of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee” or “Trustees”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustees have heretofore executed and delivered an Indenture, dated as of October 12, 2017 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured subordinated debt securities (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (hereinafter called the “Securities”);

WHEREAS, Section 901(6) of the Base Indenture provided that the Bank and the Trustees may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Bank wishes to provide for the issuance of US$1,250,000,000 aggregate principal amount of a new series of Securities to be known as its 4.650% Fixed to Floating Rate Non-Cumulative Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture; and

WHEREAS, the Bank has requested that the Trustees execute and deliver this First Supplemental Indenture; and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Bank and authenticated and delivered by the U.S. Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the Holders of Notes, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 101. Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 102. Definition of Terms. For all purposes of this First Supplemental Indenture:

(a)	Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)	a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)	unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and

(d)	the following terms have the meanings given to them in this Section 102(d):

“Accrued Interest” means any accrued and unpaid interest on the Notes, excluding any interest which has been cancelled pursuant to Section 206(a).

“Additional Amounts” has the meaning specified in Section 207.

“Bank Affiliate” means an affiliate of the Bank within the meaning of the Bank Act.

“Bank’s Auditors” means an independent firm or firms of accountants duly appointed as auditors of the Bank.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

“Calculation Agent” means Computershare Trust Company, N.A., as calculation agent pursuant to that certain Calculation Agency Agreement, dated as of October 12, 2017, or any successor calculation agent appointed pursuant thereto.

“Canadian taxes” has the meaning specified in Section 207.

“Common Share Reorganization” means any of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, re-division or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

“Conversion Price” means, in respect of each Note, the greater of (i) the Floor Price, and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the TSX or, if not then listed on the TSX, on another exchange or market chosen by the board of directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs (with the conversion occurring as of the start of business on the date on which the Trigger Event occurs), converted (if not denominated in U.S. dollars) into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs. If no such trading prices are available, “Current Market Price” shall be the Floor Price.

“Deeply Subordinated Indebtedness” means Indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the Notes.

“DTC” has the meaning specified in Section 203.

“Excluded Holder” has the meaning specified in Section 207(a).

“Fixed Rate Interest Payment Date” has the meaning specified in Section 205(a).

“Fixed Rate Period” means the period from and including October 12, 2017, to, but excluding, October 12, 2022.

“Floating Rate Interest Payment Date” has the meaning specified in Section 205(b).

“Floating Rate Period” means the period from and including October 12, 2022.

“Floor Price” means the U.S. dollar equivalent of CAD$5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of a Common Share Reorganization in accordance with Section 808(a).

“Global Note” has the meaning specified in Section 204.

“Higher Ranked Indebtedness” has the meaning specified in Section 702.

“Independent Financial Adviser” means an independent financial institution of international repute appointed by the Bank at its own expense.

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or the Trustee has reason to believe is a resident of, any jurisdiction outside Canada or the United States of America to the extent that the issuance by the Bank of Common Shares or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank of Common Shares or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would, at the time of the Trigger Event, cause the Bank to be in violation of any law to which the Bank is subject.

“Interest Determination Date” with respect to an interest period during the Floating Rate Period, means the second London business day preceding the first day of such interest period.

“Interest Payment Date” means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date.

“London business day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Multiplier” means 1.25.

“Nonpayment Interest” has the meaning specified in Section 206(c).

“Note Value” means, in respect of each Note, US$1,000 plus accrued and unpaid interest on such Note up to, but excluding, the date of the Trigger Event (except to the extent such unpaid interest was cancelled).

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser (as defined herein) shall consider in good faith appropriate.

“Regulatory Event Date” means the date specified in a letter from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 1 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Relevant Page” means the relevant page on Bloomberg or such other information service provider that displays the relevant information.

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

“Subsidiary” has the meaning attributed to it in the Bank Act.

“Tax Event” means the Bank (a) has received an opinion of independent counsel of recognized standing experienced in such matters to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date hereof, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimus amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the Notes or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority; provided that this clause (a) shall not apply in respect of the deductibility of interest in the Notes or (b) (i) as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after October 4, 2017 (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor)

of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes or (ii) on or after October 4, 2017 (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the preceding clause (b)(i), whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; and, in any such case of clause (b)(i) or (ii), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

“Three-Month LIBOR Rate” has the meaning specified in Section 205(b)(2).

“Threshold Number” means the number of Common Shares issuable or deliverable to any Person that would cause that Person to become a Significant Shareholder, being the sum of (i) the total number of Common Shares held by that Person immediately prior to the NVCC Automatic Conversion and (ii) the total number of Common Shares otherwise issuable or deliverable to that Person by virtue of the operation of the NVCC Automatic Conversion, less (iii) the greatest number of Common Shares that such Person could hold, directly or indirectly, without being a Significant Shareholder.

“Trigger Event” has the meaning set out in the OSFI, Guideline for Capital Adequacy Requirements (CAR), Chapter 2—Definition of Capital, dated December 2016, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

(1)	the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

(2)	a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

“TSX” means the Toronto Stock Exchange.

ARTICLE TWO

THE NOTES

SECTION 201. Designation and Principal Amount. The Notes may be issued from time to time upon a Bank Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the Bank’s 4.650% Fixed to Floating Rate Non-Cumulative Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) having an initial aggregate principal amount of US$1,250,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for Notes which, pursuant to Section 303 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

SECTION 202. No Scheduled Maturity. The Notes shall have no Stated Maturity in respect of principal.

SECTION 203. Form, Payment and Appointment. Except as provided in Section 305 of the Base Indenture, the Notes shall be issued only in book-entry form and shall be represented by one or more Global Notes (as defined below) registered in the name of or held by The Depository Trust Company (and any successor thereto) (“DTC”) or its nominee. Principal or the Redemption Price, if any, of a Note shall be payable to the Person in whose name that Note is registered on the Redemption Date, provided that principal of, the Redemption Price, if any, and interest on the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. The principal of any certificated Notes shall be payable at the Place of Payment set forth below; provided, however, that payment of interest may be made at the option of the Bank by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Authenticating Agent, Paying Agent and Calculation Agent for the Notes shall initially be the U.S. Trustee.

The Place of Payment for the Notes shall initially be the Corporate Trust Office of the U.S. Trustee.

The Notes shall be issuable and may be transferred only in minimum denominations of US$1,000 or any amount in excess thereof that is an integral multiple of US$1,000. The amounts payable with respect to the Notes shall be payable in U.S. dollars.

SECTION 204. Global Notes. The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Bank may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Bank or to a nominee of such successor Depositary.

SECTION 205. Interest.

(a) Fixed Rate Period. During the Fixed Rate Period, the Notes shall bear interest at the annual rate of 4.650%, computed on the basis of a 360-day year consisting of twelve 30-day months. Subject to Section 206(a) hereof, interest, if any, on the Notes shall be payable semi-annually in arrears on April 12 and October 12 of each year during the Fixed Rate Period (each such date, a “Fixed Rate Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest shall accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding March 28 and September 27 (whether or not a Business Day), as the case may be. Interest on the Notes shall accrue during the Fixed Rate Period from and including October 12, 2017 to, but excluding, the first Fixed Rate Interest Payment Date and then from and including each Fixed Rate Interest Payment Date to which interest has been paid or duly provided for (whether or not such interest is paid or cancelled pursuant to Section 206(a) hereof) to, but excluding, the next Fixed Rate Interest Payment Date or October 12, 2022, as the case may be.

(b) Floating Rate Period.

(1) During the Floating Rate Period, the Notes shall bear interest at a per annum rate equal to the Three-Month LIBOR Rate as determined on the relevant Interest Determination Date plus 2.648%, computed on the basis of the actual number of days elapsed in each interest period and a 360-day year. Subject to Section 206(a) hereof, interest, if any, on the Notes shall be payable quarterly in arrears on January 12, April 12, July 12 and October 12 of each year during the Floating Rate Period (each such date, a “Floating Rate Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (unless such next Business Day would be in the following month, in which case, the Floating Rate Interest Payment Date shall be the immediately preceding Business Day) (but no interest shall accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding December 28, March 28, June 27 and September 27 (whether or not a Business Day), as the case may be. Interest on the Notes shall accrue during the Floating Rate Period from and including October 12, 2022 to, but excluding, the first Floating Rate Interest Payment Date and then from and including each Floating Rate Interest Payment Date to which interest has been paid or duly provided for (whether or not such interest is paid or cancelled pursuant to Section 206(a) hereof) to, but excluding, the next Floating Rate Interest Payment Date or any Redemption Date, as the case may be.

(2) The Three-Month LIBOR Rate shall be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

(i)	The “Three-Month LIBOR Rate” on any Interest Determination Date, shall be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least US$1,000,000, as such rate appears on “Reuters Page LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on such Interest Determination Date, as determined by the Calculation Agent.

(ii)

If on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the Calculation Agent shall obtain such rate from Bloomberg L.P.’s page “BBAM” (or any successor or replacement page). If the Calculation Agent determines that the Three-Month LIBOR Rate has been discontinued, then it shall determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation

Agent determines there is an industry accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may also implement changes to the business day convention, the definition of business day, the Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines to use a substitute or successor base rate as so provided, the following shall apply: If no offered rate appears on “Reuters Page LIBOR01” (or any successor or replacement page) or Bloomberg L.P. page “BBAM” (or any successor or replacement page) on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Bank) shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least US$1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, the Three-Month LIBOR Rate shall be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least US$1,000,000 that is representative of single transactions at that time. If three quotations are provided, the Three-Month LIBOR Rate shall be the arithmetic average of the quotations provided. If no quotation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Three-Month LIBOR Rate or any of the foregoing lending rates, shall determine the Three-Month LIBOR Rate for such Interest Determination Date in its sole discretion.

(iii)	Promptly upon determination, the Calculation Agent shall inform the Trustees and the Bank of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Holders of the Notes, the Trustees and the Bank.

(3) The amount of Accrued Interest that the Bank will pay for any interest period during the Floating Rate Period shall be calculated by multiplying the face amount of the Notes then outstanding by an accrued interest factor. This accrued interest factor shall be computed by adding the interest factor calculated for each day from October 12, 2022, or from the last Floating Rate Interest Payment Date, to the date for which Accrued Interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

(4) Upon request from any Holder of Notes, the Calculation Agent shall provide the interest rate in effect during the Floating Rate Period for the Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

(5) All percentages resulting from any calculation of the interest rate on the Notes during the Floating Rate Period shall be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or ..0987655)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one half cent being rounded upward).

(6) The interest rate on the Notes shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event shall the interest rate on the Notes be less than zero.

(c) For disclosure purposes under the Interest Act (Canada), whenever in the Notes or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

SECTION 206. Cancellation of Interest Payments.

(a) Notwithstanding any provision in the Base Indenture or this First Supplemental Indenture, (i) interest on the Notes shall be due and payable on an Interest Payment Date only if it is not cancelled by the Bank, and (ii) the Bank shall have the sole and absolute discretion at all times and for any reason to cancel (in whole or in part) any interest payment that would otherwise be payable on any Interest Payment Date and any interest cancelled pursuant to this Section 206(a) shall not accumulate or be due and payable at any time thereafter and the Holders and beneficial owners of the Notes shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation of interest in respect of the Notes.

(b) Upon any election by the Bank to cancel (in whole or in part) any interest payment pursuant to Section 206(a), the Bank shall give notice to the Holders of the Notes through DTC (or, if the Notes are held in definitive form, to the Holders directly at their addresses shown in the Security Register) and to the Trustees on or prior to the relevant Interest Payment Date, specifying the amount of the relevant interest cancellation and, accordingly, the amount (if any) of the interest that will be paid on such Interest Payment Date. Failure to provide such notice shall not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest, or give the Holders and beneficial owners of the Notes any rights as a result of such failure.

(c) Any interest on the Notes which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date and which has not been cancelled pursuant to Section 206(a) (such interest herein called “Nonpayment Interest”) shall be paid by the Bank on the next succeeding Interest Payment Date to the Holders of the Notes on the Regular Record Date immediately preceding such Interest Payment Date; provided that no additional interest or compensation shall accrue on the Nonpayment Interest or be payable as a result of such delay in payment.

SECTION 207. Additional Amounts. (a) Subject to Section 206(a) hereof, all payments made by or on behalf of the Bank under or with respect to the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian taxes”), unless the Bank is required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof. If the Bank is so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the Notes, the Bank shall pay to each Holder of Notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such Holder after such withholding or deduction (and after deducting any Canadian taxes on such Additional Amounts) shall not be less than the amount such Holder would have received if such Canadian taxes had not been withheld or deducted, except as described below. However, no Additional Amounts shall be payable with respect to a payment made to a Holder (such Holder, an “Excluded Holder”) in respect of the beneficial owner thereof:

(1)	with which the Bank does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

(2)	which is subject to such Canadian taxes by reason of the Holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

(3)	which is subject to such Canadian taxes by reason of the Holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the Trustees and the Holders of the Notes then outstanding of any change in such requirements);

(4)	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

(5)	which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Notes.

(b) The Bank shall also:

(1)	make such withholding or deduction; and

(2)	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(c) The Bank shall furnish to the Holders of the Notes, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by such Person.

(d) The Bank shall indemnify and hold harmless each Holder of Notes (other than an Excluded Holder) from and against, and upon written request reimburse each such Holder for the amount (excluding any Additional Amounts that have previously been paid by the Bank with respect thereto) of:

(1)	any Canadian taxes so levied or imposed and paid by such Holder as a result of payments made by or on behalf of the Bank under or with respect to the Notes;

(2)	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

(3)	any Canadian taxes imposed with respect to any reimbursement under the preceding clauses (1) and (2), but excluding any such Canadian taxes on such Holder’s net income.

(e) In any event, no Additional Amounts or indemnity amounts shall be payable under this Section 207 in respect of any Notes in excess of the Additional Amounts and the indemnity amounts which would be required if, at all relevant times, the Holder of such Notes were a resident of the United States for purposes of and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto.

(f) Wherever in the Indenture there is mentioned, in any context, the payment of principal, interest, if any, or any other amount payable under or with respect to the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. In the event of the occurrence of any transaction or event resulting in a successor to the Bank, all references to Canada in this Section 207 shall be deemed to be references to the jurisdiction of organization of the successor entity.

SECTION 208. Amendments. Notwithstanding any other provision of the Indenture or the Notes, the Bank shall not, without the prior written approval of the Superintendent, amend or vary terms of the Notes that would affect the recognition of the Notes as regulatory capital under capital adequacy requirements adopted by the Superintendent.

ARTICLE THREE

FORM OF NOTES

SECTION 301. Form of Notes. The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officer of the Bank executing the Notes (by manual, facsimile or electronic format (i.e. “.pdf” or “.tif”) signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE FOUR

ISSUE OF NOTES

SECTION 401. Original Issue of Notes. Notes having an aggregate principal amount of US$1,250,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Bank and delivered to the Trustees for authentication, and upon Bank Order either Trustee shall thereupon authenticate and deliver said Notes in accordance with a Bank Order pursuant to Section 303 of the Base Indenture without any further action by the Bank (other than as required by the Base Indenture).

SECTION 402. Additional Issues of Notes. The Bank may from time to time, without notice to or the consent of the Holders of the Notes, issue additional Notes, which Notes will rank pari passu with the Notes and be identical in all respects as the Notes previously issued (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) in order that such additional Notes may be consolidated and form a single series with the Notes outstanding immediately prior to the issuance of such additional Notes and have the same terms as to status, redemption or otherwise as the Notes. Such additional Notes may have the same or different CUSIP numbers than the Notes issued on the date hereof or no CUSIP number, as the case may be.

ARTICLE FIVE

REMEDIES

SECTION 501. Events of Default. Notwithstanding any other provisions of the Base Indenture, and for greater certainty, none of (i) the non-payment or default in the payment of interest, or the cancellation of any interest, on the Notes, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of an NVCC Automatic Conversion shall constitute an Event of Default under the Indenture or the Notes.

ARTICLE SIX

CERTAIN COVENANTS APPLICABLE TO THE NOTES

SECTION 601. Restrictions on the Payment of Dividends and Retirement of Shares. If on any Interest Payment Date, the Bank does not pay in full the applicable interest on the Notes that is due and payable on such Interest Payment Date (whether as a result of cancellation or otherwise), the Bank shall not (a) declare dividends on the Common Shares or the preferred shares of the Bank or (b) redeem, purchase or otherwise retire any Common Shares or preferred shares of the Bank (except pursuant to any purchase obligation, retraction privilege or mandatory redemption provisions attaching to any preferred shares of the Bank), in each case, until the month commencing immediately after the Bank makes an interest payment in full on the Notes.

ARTICLE SEVEN

SUBORDINATION OF NOTES

SECTION 701. Applicability of Article Twelve of the Base Indenture. Solely for the purposes of the Notes (and not in relation to any other series of Securities), Article Twelve of the Base Indenture shall be deemed to be replaced in its entirety by this Article Seven.

SECTION 702. Notes Subordinate to Deposit Liabilities and Other Indebtedness. The Notes are direct unsecured debt obligations constituting bank subordinated indebtedness within the meaning of the Bank Act and, in the event of the insolvency or winding-up of the Bank, the Indebtedness evidenced by the Notes shall rank:

(a)	subordinate in right of payment to the prior payment in full of all Indebtedness of the Bank then outstanding (including all Subordinated Indebtedness of the Bank then outstanding other than Deeply Subordinated Indebtedness) (the “Higher Ranked Indebtedness”); and

(b)	in right of payment equally with and not prior to the Deeply Subordinated Indebtedness (other than the Deeply Subordinated Indebtedness which by its terms ranks subordinate to the Notes) of the Bank then outstanding, in each case, whether now outstanding or hereafter incurred.

The Bank agrees and each Holder of any Note, by his, her or its acceptance of such Note, also agrees and shall be deemed conclusively to have agreed, for the benefit of the present and future holders of Higher Ranked Indebtedness, and for the benefit of all present and future holders of Indebtedness to which the notes and debentures under the Existing Trust Indentures are subordinate in right of payment, to the provisions of this Article Seven and the Bank and each Holder of any Note by his, her or its acceptance of such Note shall be bound by such provisions.

SECTION 703. Further Assurances of Subordination. Each Holder of Notes by his, her or its acceptance of such Note authorizes and directs the Trustees on his, her or its behalf to take such action as may be necessary or appropriate to further assure the subordination as provided in this Article Seven.

SECTION 704. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon payment or distribution of assets of the Bank, the Trustees, subject to the provisions of Article Six of the Base Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon any certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustees or the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Higher Ranked Indebtedness and other Indebtedness of the Bank, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Seven.

SECTION 705. Trustees’ Compensation Not Prejudiced. Nothing in this Article Seven shall apply to amounts due to the Trustees pursuant to other sections in the Indenture.

SECTION 706. Trustees Entitled to Assume Payments Not Prohibited in Absence of Notice. The Trustees shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustees, and the Trustees shall not be required to withhold payment to the Holders of Notes, unless and until the Trustees shall have received written notice thereof at its Corporate Trust Office from the Bank, or from one or more holders of Higher Ranked Indebtedness of the Bank or from any representative therefor and, prior to the receipt of any such written notice, the Trustees, subject to the provisions of Sections 601 and 603 of the Base Indenture, shall be entitled to assume conclusively that no such facts exist.

The Trustees, subject to the provisions of Article Six of the Base Indenture, shall be entitled to rely on the delivery to it of a written notice by the Bank or a person representing himself, herself or itself to be a holder of Higher Ranked Indebtedness of the Bank to establish that such notice has been given. In the event that the Trustees determine in good faith that further evidence is required with respect to the right of any Person as a holder of such Higher Ranked Indebtedness of the Bank to participate in any payment or distribution pursuant to this Article Seven, the Trustees may request such person to furnish evidence to the reasonable satisfaction of the Trustees as to the amount of such Higher Ranked Indebtedness of the Bank held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article Seven, and if such evidence is not furnished the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

SECTION 707. No Fiduciary Duty of Trustees to Holders of Higher Ranked Indebtedness of the Bank. The Trustees shall not be deemed to owe any fiduciary duty to the holders of Higher Ranked Indebtedness of the Bank, and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to the Holders of the Notes or the Bank or any other Person, cash, property or securities to which any holders of Higher Ranked Indebtedness of the Bank shall be entitled by virtue of this Article Seven or otherwise. Nothing in this Section 707 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Higher Ranked Indebtedness of the Bank or their representative.

ARTICLE EIGHT

CONVERSION INTO COMMON SHARES UPON A TRIGGER EVENT

SECTION 801. Applicability of Article Thirteen of the Base Indenture. Solely for the purposes of the Notes (and not in relation to any other series of Securities), Article Thirteen of the Base Indenture shall be deemed to be replaced in its entirety by this Article Eight.

SECTION 802. NVCC Automatic Conversion. Upon the occurrence of a Trigger Event, each outstanding Note shall automatically and immediately be converted, on a full and permanent basis, without any action on the part of, or the consent of, the Holders of Notes, into fully-paid and non-assessable Common Shares, in accordance with this Article Eight (an “NVCC Automatic Conversion”).

SECTION 803. Conversion Rate. The number of Common Shares into which each Note is convertible at the time of an NVCC Automatic Conversion shall be equal to the quotient obtained by dividing (a) the Multiplier multiplied by the Note Value, by (b) the Conversion Price.

SECTION 804. Time of NVCC Automatic Conversion. An NVCC Automatic Conversion is deemed to be effected immediately following the occurrence of a Trigger Event and the rights of the Holder of such Notes as the Holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon an NVCC Automatic Conversion shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 805, as promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the NVCC Automatic Conversion by way of a press release and shall give notice of the NVCC Automatic Conversion in accordance with the provisions of Section 106 of the Base Indenture to the then Holders of Notes and the Trustees. As promptly as practicable after the NVCC Automatic Conversion, the Bank shall deliver or cause to be delivered certificates representing Common Shares registered in the name of the Holders of Notes, or as such Holder shall have directed, on presentation and surrender of the Global Note, or Notes in certificated form, as the case may be, at the Corporate Trust Office. From and after the NVCC Automatic Conversion, the Notes shall cease to be outstanding, the Holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive upon surrender thereof certificates representing the applicable number of Common Shares specified in Section 803. An NVCC Automatic Conversion shall be mandatory and binding upon both the Bank and all Holders of the Notes notwithstanding anything else including, without limitation: (a) any prior action to or in furtherance of a redemption of the Notes pursuant to the Indenture; and (b) any delay or impediment to the issuance or delivery of the Common Shares to the Holders of the Notes.

SECTION 805. Right Not to Deliver Common Shares. Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Person whom the Bank or either Trustee has reason to believe is an Ineligible Person. In such circumstances, the Bank shall hold, as agent of all Ineligible Persons, all Common Shares otherwise deliverable to the Ineligible Persons and shall attempt to facilitate the sale of such Common Shares to parties other than the Bank and Bank Affiliates on behalf of such Ineligible Persons through a registered dealer to be retained by the Bank on behalf of such Ineligible Persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell such Common Shares on behalf of the Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares shall be divided among the Ineligible Persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Ineligible Persons in accordance with the regular practices and procedures of DTC or otherwise.

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares to any Person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder. In such circumstances, the Bank shall hold, as agent of that Person, the Threshold Number of Common Shares otherwise deliverable to such Person, and the Bank shall attempt to facilitate the sale of such Common Shares to parties other than the Bank and its Bank Affiliates on behalf of that Person through a registered dealer to be retained by the Bank on behalf of such Person. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell any such Common Shares on behalf of that Person or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares shall be delivered to that Person, after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to DTC (if the Common Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of DTC or otherwise.

SECTION 806. Fractional Shares. In any case where the aggregate number of Common Shares to be issued to a Holder of Notes pursuant to an NVCC Automatic Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such Holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share.

SECTION 807. Recapitalizations, Reclassifications and Changes in the Common Shares. In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank shall take necessary action to ensure that Holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such Holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

SECTION 808. Adjustments.

(a) Upon a Common Share Reorganization, the Floor Price shall be adjusted so that it will equal the price determined by multiplying the Floor Price in effect immediately prior to such effective date or record date of such event by a fraction:

(i)	the numerator of which shall be the total number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization; and

(ii)	the denominator of which shall be the total number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number, without duplication, of Common Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares on such effective date or record date).

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Floor Price then in effect; provided, however, that in such case any adjustment that would otherwise be required then to be made will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, will amount to at least 1% of the Floor Price.

(b) In any case in which the Floor Price definition or Section 807 requires that an adjustment will become effective immediately after a record date for an event referred to therein or herein, the Bank may defer, until the occurrence of such event, issuing to the Holders of any Notes upon a NVCC Automatic Conversion occurring after such record date and before the occurrence of such event, any additional Common Shares issuable upon such conversion by reason of the adjustment required by such event, provided, however, that the Bank shall deliver to such Holder evidence of such Holder’s right to receive such additional Common Shares upon the occurrence of such event and the right to receive any dividends or other distributions made on such additional Common Shares declared in favor of holders of record of Common Shares on and after the date of the NVCC Automatic Conversion or such later date on which such holder would, but for the provisions of this Section 808(b), have become the holder of record of such additional Common Shares.

(c) If at any time a dispute arises with respect to adjustments provided for in the Floor Price definition or in Section 807, such dispute shall be conclusively determined, subject to the consent if required, of the TSX and any other stock exchange on which the Common Shares are then listed, by the Bank’s Auditors, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the board of directors of the Bank and any such determination shall be binding upon the Bank, the Holders of the Notes and the other shareholders of the Bank. Such auditors or accountants shall be given access to all necessary records of the Bank.

(d) If the Bank sets a record date to take any action that would require an adjustment provided for in the Floor Price definition or in Section 807 and before the taking of such action, the Bank abandons its plan to take such action, then no such adjustment shall be made.

(e) The Bank shall from time to time, immediately after the occurrence of any Common Share Reorganization or other event that requires an adjustment or readjustment as provided in the definition of Floor Price, Section 807 or this Section 808, deliver an Officer’s Certificate of the Bank to the Trustees specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and the Trustees shall be entitled to act and rely upon such Officer’s Certificate of the Bank. Such Officer’s Certificate of the Bank and the amount of the adjustment or readjustment specified therein shall be conclusive and binding on all parties in interest. Until such Officer’s Certificate of the Bank is received by the Trustees, the Trustees may act and be protected in acting on the presumption that no adjustment or readjustment has been made or is required. Except in respect of any Common Share Reorganization, the Bank shall forthwith give notice to the Holders of Notes specifying the event requiring such adjustment or readjustment and the amount thereof, including the resulting Floor Price.

SECTION 809. Agreement with Respect to a Trigger Event. By acquiring any Note, each Holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date thereof, irrevocably consents to the principal amount of the Note and any Accrued Interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such Holder or beneficial owner or the Trustees.

SECTION 810. General.

(a) Upon an NVCC Automatic Conversion, any Accrued Interest, together with the principal amount of the Notes, shall be deemed paid in full by the issuance of Common Shares upon such conversion and the Holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture. If tax is required to be withheld from such payment of interest in the form of Common Shares, the number of Common Shares received by a Holder of Notes shall reflect an amount net of any applicable withholding tax.

(b) Notwithstanding any other provision of the Indenture or the Notes, the conversion of the Notes shall not be an Event of Default and the only consequence of a Trigger Event shall be the conversion of such Notes into Common Shares.

(c) The Trustees shall have no duty to determine the occurrence of an NVCC Automatic Conversion or any calculations in connection with any such NVCC Automatic Conversion. The Trustees make no representation as to the validity or value of any securities or assets issued upon an NVCC Automatic Conversion, and the Trustees shall not be responsible for the Bank’s failure to comply with any provisions of this Article Eight.

ARTICLE NINE

REDEMPTION OF NOTES

SECTION 901. Applicability of Article Eleven of the Base Indenture. The provisions of Article Eleven of the Base Indenture shall be applicable with respect to the Notes.

SECTION 902. Optional Redemption. The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole or in part, on any Interest Payment Date on or after October 12, 2022, at a redemption price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date.

SECTION 903. Regulatory Redemption. The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, at any time within 90 days following a Regulatory Event Date, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date.

SECTION 904. Tax Redemption. The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, at any time following the occurrence of a Tax Event, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date.

SECTION 905. Mandatory Redemption; Open Market Purchases. The Bank shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes. At any time the Bank may, with the prior written approval of the Superintendent, purchase Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise in accordance with applicable securities laws and regulations, so long as such acquisition does not otherwise violate the terms of the Indenture, upon such terms and at such prices as the Bank may determine. Notes purchased by the Bank shall be cancelled and shall not be re-issued. Notwithstanding the foregoing, any Subsidiary of the Bank may purchase Notes in the ordinary course of its business of dealing in securities.

ARTICLE TEN

MISCELLANEOUS PROVISION

SECTION 1001. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 1002. Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except for a Trustee’s certificate of authentication, shall be taken as the statements of the Bank, and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this First Supplement Indenture or of the Notes. The Trustees shall not be accountable for the use or application by the Bank of the Notes or the proceeds thereof.

SECTION 1003. Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, except for Section 301(b), Article Twelve and Article Thirteen of the Base Indenture and Article Seven and Article Eight of this First Supplemental Indenture, which shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SECTION 1004. Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1005. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 1006. Conflict with Base Indenture. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

SECTION 1007. Provisions of Trust Indenture Legislation Controlling. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Legislation that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Legislation that is required under the Trust Indenture Legislation to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

SECTION 1008. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

SECTION 1009. Indenture and Notes Solely Corporate Obligations. No recourse under or upon any obligation, covenant or agreement of the Indenture or of Notes, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Bank or of any successor corporation, either directly or through the Bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the Notes are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Bank or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or the Notes or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

SECTION 1010. Waiver of Jury Trial. EACH OF THE BANK AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

THE BANK OF NOVA SCOTIA

By:	/s/ Christy Bunker
Name: Christy Bunker
Title: Managing Director, Alternate Funding

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

By:	/s/ Robert H. Major
Name: Robert H. Major
Title: Vice President

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Morag Abraham
Name: Morag Abraham
Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel
Title: Associate Trust Officer

Exhibit A

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE BANK (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE BANK OF NOVA SCOTIA

4.650% Fixed to Floating Rate Non-Cumulative

Subordinated Additional Tier 1 Capital Notes

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act or by the

United States Federal Deposit Insurance Corporation.

No.: ________________	CUSIP No.: 064159 KJ4
Issue Date: ________________	US$___________________

The Bank of Nova Scotia, a Schedule I bank under the Bank Act (Canada) (herein called the “Bank”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of US$                     (                         UNITED STATES DOLLARS), if and to the extent due, and to pay interest thereon, if any, in accordance with the terms hereof and the Indenture. This Security shall have no scheduled maturity date or scheduled redemption date.

From and including October 12, 2017, to, but excluding, October 12, 2022 (the “Fixed Rate Period”), this Security shall bear interest at the annual rate of 4.650%, computed on the basis of a 360-day year consisting of twelve 30-day months, and interest, if any, shall be payable, subject to cancellation pursuant to Section 206(a) of the First Supplemental Indenture, semi-annually in arrears on April 12 and October 12 of each year during the Fixed Rate Period (each such date, a “Fixed Rate Interest Payment Date”). Interest on this Security shall accrue during the Fixed Rate Period from and including October 12, 2017 to but excluding the first Fixed Rate Interest Payment Date and then from and including each Fixed Rate Interest Payment Date to which interest has been paid or duly provided for (whether or not such interest is paid or cancelled pursuant to Section 206(a) of the First Supplemental Indenture) to but excluding the next Fixed Rate Interest Payment Date or October 12, 2022, as the case may be.

From and including October 12, 2022 (the “Floating Rate Period”), this Security shall bear interest at a per annum rate equal to the Three-Month LIBOR Rate as determined on the Interest Determination Date plus 2.648%, computed on the basis of the actual number of days elapsed in each interest period and a 360-day year and interest, if any, shall be payable, subject to cancellation pursuant to Section 206(a) of the First Supplemental Indenture, quarterly in arrears on January 12, April 12, July 12 and October 12 of each year during the Floating Rate Period (each such date, a “Floating Rate Interest Payment Date” and each Fixed Rate Interest Payment Date or Floating Rate Interest Payment Date, an “Interest Payment Date”). Interest on this Security shall accrue during the Floating Rate Period from and including October 12, 2022 to but excluding the first Floating Rate Interest Payment Date and then from and including each Floating Rate Interest Payment Date to which interest has been paid or duly provided for (whether or not such interest is paid or cancelled pursuant to Section 206(a) of the First Supplemental Indenture) to but excluding the next Floating Rate Interest Payment Date or any Redemption Date, as the case may be.

The “Three-Month LIBOR Rate” on any Interest Determination Date, shall be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least US$1,000,000, as such rate appears on “Reuters Page LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on such Interest Determination Date, as determined by the Calculation Agent. If on an Interest Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the Calculation Agent shall obtain such rate from Bloomberg L.P.’s page “BBAM” (or any successor or replacement page). If the Calculation Agent determines that the Three-Month LIBOR Rate has been discontinued, then it shall determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation Agent determines there is an industry accepted successor base rate, the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may also implement changes to the business day convention, the definition of business day, the Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines to use a substitute or successor base rate as so provided, the following shall apply: If no offered rate appears on “Reuters Page LIBOR01” (or any successor or replacement page) or Bloomberg L.P. page “BBAM” (or any successor or replacement page) on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Bank) shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least US$1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, the Three-Month LIBOR Rate shall be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least US$1,000,000 that is representative of single transactions at that time. If three quotations are provided, the Three-Month LIBOR Rate shall be the arithmetic average of the quotations provided. If no quotation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Three-Month LIBOR Rate or any of the foregoing lending rates, shall determine the Three-Month LIBOR Rate for such Interest Determination Date in its sole discretion.

Promptly upon determination, the Calculation Agent shall inform the Trustees and the Bank of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Holders of this Security, the Trustees and the Bank. All percentages resulting from any calculation of the interest rate on this Security during the Floating Rate Period shall be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on this Security shall be rounded to the nearest cent (with one half cent being rounded upward). The interest rate on this Security shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event shall the interest rate on this Security be less than zero.

Subject to the cancellation of interest payments pursuant to Section 206(a) of the First Supplemental Indenture, the interest, if any, so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which during the Fixed Rate Period shall be the March 28 or September 27 (whether or not a Business Day), as the case may be, next preceding such Fixed Rate Interest Payment Date and during the Floating Rate Period shall be the December 28, March 28, June 27 or September 27 (whether or not a Business Day), as the case may be, next preceding such Floating Rate Interest Payment Date. If during the Fixed Rate Period any Interest Payment Date falls on a day that is not a Business Day, the Bank shall postpone the making of such interest payment to the next succeeding Business Day (and no interest shall be paid in respect of the delay). If during the Floating Rate Period any Interest Payment Date falls on a day that is not a Business Day, the Bank shall postpone the making of such interest payment to the next succeeding Business Day (unless such next Business Day would be in the following month, in which case, such Interest Payment Date shall be the immediately preceding Business Day) (and no interest shall be paid in respect of the delay). A “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Bank maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of the principal of and interest on the Securities represented by one or more Global Securities registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by a Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose. The signature of the executing officer of the Bank on this Security may be manual, by facsimile or electronic format (i.e. “.pdf” or “.tif”).

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: ________________

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: ________________

COMPUTERSHARE TRUST COMPANY, N.A.,

as U.S. Trustee

By:
Name:
Title:

(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 12, 2017 (the “Base Indenture”), among the Bank, Computershare Trust Company, N.A. (the “U.S. Trustee”) and Computershare Trust Company of Canada (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee” or “Trustees”, which terms include any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of October 12, 2017, among the Bank and the Trustees (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustees and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to US$1,250,000,000, provided that the Bank may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

The Securities are the Bank’s direct unsecured obligations, constituting subordinated indebtedness for the purpose of the Bank Act.

The indebtedness evidenced by this Security, to the extent provided in the Indenture, ranks (a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness and (b) in right of payment equally with and not prior to the Deeply Subordinated Indebtedness (other than the Deeply Subordinated Indebtedness which by its terms ranks subordinate to the Securities) of the Bank, in each case, whether now outstanding or hereafter incurred, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustees on his, her or its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints each Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Higher Ranked Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Bank shall have the sole and absolute discretion at all times and for any reason to cancel (in whole or in part) any interest payment that would otherwise be payable on any Interest Payment Date.

Upon any election by the Bank to cancel (in whole or in part) any interest payment pursuant to Section 206(a) of the First Supplemental Indenture, the Bank shall give notice to the Holders of this Security through DTC and to the Trustees on or prior to the relevant Interest Payment Date, specifying the amount of the relevant interest cancellation and, accordingly, the amount (if any) of the interest that will be paid on such Interest Payment Date. Failure to provide such notice shall not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation of interest, or give the Holders and beneficial owners of this Security any rights as a result of such failure.

Interest on this Security shall only be due and payable on an Interest Payment Date to the extent it is not cancelled (in whole or in part) in accordance with the Indenture, and any cancelled interest shall not accumulate or be due and payable at any time thereafter and Holders and beneficial owners of this Security shall have no rights thereto or to receive any additional interest or compensation as a result of such cancellation of interest in respect of this Security.

If on any Interest Payment Date, the Bank does not pay in full the applicable interest on this

Security that is due and payable on such Interest Payment Date (whether as a result of cancellation or otherwise), the Bank shall not (a) declare dividends on the Common Shares or the preferred shares of the Bank or (b) redeem, purchase or otherwise retire any Common Shares or preferred shares of the Bank (except pursuant to any purchase obligation, retraction privilege or mandatory redemption provisions attaching to any preferred shares of the Bank), in each case, until the month commencing immediately after the Bank makes an interest payment in full on this Security.

Upon the occurrence of a Trigger Event, this Security shall automatically and immediately be converted, on a full and permanent basis, without the consent of the Holders thereof, into a number of fully-paid Common Shares of the Bank determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price. For purposes of the foregoing, the Multiplier shall be 1.25 and the Floor Price shall be the U.S. dollar equivalent of CDN$5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of a Common Share Reorganization.

By acquiring this Security, any Holder or beneficial owner of this Security or any interest therein, including any person acquiring any Security or interest therein after the date hereof, irrevocably consents to the principal amount of this Security and any Accrued Interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such Holder or beneficial owner or the Trustees.

Subject to Section 206(a) of the First Supplemental Indenture, all payments made by or on behalf of the Bank under or with respect to the Securities shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian taxes”), unless the Bank is required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof. If the Bank is so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the Securities, the Bank shall pay to each Holder of Securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such Holder after such withholding or deduction (and after deducting any Canadian taxes on such Additional Amounts) shall not be less than the amount such Holder would have received if such Canadian taxes had not been withheld or deducted, except as described below. However, no Additional Amounts shall be payable with respect to a payment made to a Holder (such Holder, an “Excluded Holder”) in respect of the beneficial owner thereof:

•	with which the Bank does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•	which is subject to such Canadian taxes by reason of the Holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Securities or the receipt of payments thereunder;

•

which is subject to such Canadian taxes by reason of the Holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the Trustees and the Holders of the Securities then outstanding of any change in such requirements);

•	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

•	which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Securities.

The Bank shall also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Bank shall furnish to the Holders of the Securities, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by such Person.

The Bank shall indemnify and hold harmless each Holder of Securities (other than an Excluded Holder) from and against, and upon written request reimburse each such Holder for the amount (excluding any Additional Amounts that have previously been paid by the Bank with respect thereto) of:

•	any Canadian taxes so levied or imposed and paid by such Holder as a result of payments made by or on behalf of the Bank under or with respect to the Securities;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian taxes on such Holder’s net income.

In any event, no Additional Amounts or indemnity amounts shall be payable under the provisions described above in respect of any Securities in excess of the Additional Amounts and the indemnity amounts which would be required if, at all relevant times, the Holder of such Security were a resident of the United States for purposes of and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto.

Wherever in the Indenture there is mentioned, in any context, the payment of principal, interest, if any, or any other amount payable under or with respect to a Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. In the event of the occurrence of any transaction or event resulting in a successor to the Bank, all references to Canada in the preceding paragraphs shall be deemed to be references to the jurisdiction of organization of the successor entity.

The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Securities, in whole or in part, on any Interest Payment Date on or after October 12, 2022, at a redemption price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date. The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Securities, in whole but not in part, at any time within 90 days following a Regulatory Event Date, on not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date. The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Securities, in whole but not in part, at any time following the occurrence of a Tax Event, on not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the principal amount thereof, plus Accrued Interest to, but excluding, the Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Securities of this series shall occur, and a Trigger Event has not occurred, the principal of the Securities of this series, plus Accrued Interest, if any, shall become immediately due and payable as provided in the Indenture, and the Holder of this Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and Accrued Interest on this Security as provided in the Indenture, and to institute suit for the enforcement of any such payment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustees with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected, or in certain cases the unanimous consent of each of such Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

For disclosure purposes under the Interest Act (Canada), whenever in the Securities of this series or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Bank and the Trustees may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustees and any agent of the Bank or the Trustees may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustees nor any such agent shall be affected by notice to the contrary.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.